EXHIBIT 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 19, 2010 (including amendments thereto) with respect to the 6.25% Series A Cumulative Convertible Preferred Stock, $.01 par value, of Emmis Communications Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: July 19, 2010

Radoff Family Foundation
By:	/s/ Bradley Louis Radoff
	Name:	Bradley Louis Radoff
	Title:	President

/s/ Bradley Louis Radoff
Bradley Louis Radoff